Exhibit 4.5
ENCORE ACQUISITION COMPANY
2008 INCENTIVE STOCK PLAN
(As Established Effective May 6, 2008)
SECTION 1 Purpose; Definitions.
     The purpose of the Plan is to attract, motivate and retain selected employees of the Company and to provide the Company with the ability to provide incentives more directly linked to the profitability of the Company’s businesses and increases in shareholder value.
     For purposes of the Plan, the following terms are defined as set forth below:
     “Awards” mean grants under this Plan of any form of Stock Option, Stock Award, Stock Appreciation Right or Cash Award, whether granted singly, in combination or in tandem, pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
     “Board” means the Board of Directors of the Company.
     “Cash Award” means an Award denominated in cash.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     “Commission” means the Securities and Exchange Commission or any successor agency.
     “Committee” means the Board unless, and until, a Compensation Committee of the Board, or a subcommittee thereof, any successor thereto or such other committee or subcommittee, shall be designated by the Board to administer the Plan.
     “Common Stock” or “Stock” means the $0.01 par value Common Stock of the Company.
     “Company” means Encore Acquisition Company, a corporation organized under the laws of the State of Delaware, and its successors.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
     “Fair Market Value” means, as of any given date, (i) the closing sale price of the Common Stock for such date on The New York Stock Exchange, (ii) at the discretion of the Committee, the price prevailing on the exchange at the time of exercise or other relevant event (as determined in accordance with procedures established by the Committee), (iii) if the closing sale price or the price prevailing on the exchange cannot be determined, the fair market value of the Common Stock as determined by the Committee in good faith, (iv) if applicable, the price per share as determined in accordance with the terms, conditions, and limitations set forth in an Award agreement, or (v) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan and as approved by the Committee. Under no circumstances shall the Fair Market Value be less than the par value of the Common Stock.
     “Grant Date” means the date an Award is granted to a Plan participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.
     “Grant Price” means the price at which a Plan participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.
     “Incentive Stock Option” means any Stock Option that complies with Section 422 of the Code.
     “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
     “Performance Award” means an Award made pursuant to this Plan that is subject to the attainment of one or more Performance Goals. For the avoidance of doubt, a Performance Award may also include a time-vesting component.
     “Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.
     “Plan” means this 2008 Incentive Stock Plan, as amended from time to time.
     “Qualified Performance Award” means a Performance Award made to a participant who is an employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as described in Section 5(e)(ii) of the Plan.
     “Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.
     “Restricted Stock” means an Award of shares of Common Stock that is subject to a Restricted Period.
     “Restricted Stock Unit” means a Stock Unit that is subject to a Restricted Period.
     “Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or Grant Price, if any.
     “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, in each case, as determined by the Committee.
     “Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock or Restricted Stock Units.

     “Stock Option” means an option granted pursuant to Section 5(a).
     “Stock Unit” means a unit representing the right to receive one share of Common Stock or equivalent value (as determined by the Committee).
     In addition, the terms “Business Combination,” “Change in Control,” “Change in Control Price,” “Incumbent Board,” “Outstanding Company Stock,” “Outstanding Company Voting Securities” and “Person” have the meanings set forth in Section 6.
SECTION 2. Administration.
     The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Company, a subsidiary or an affiliate may operate to assure the viability of the benefits of Awards made to individuals employed in such countries and to meet the objectives of the Plan.
     Subject to the terms of the Plan, the Committee shall have the authority to determine those employees eligible to receive Awards and the amount, type and terms of each Award.
     Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Board or the Committee may authorize the Chief Executive Officer and/or another executive officer of the Company, if and to the extent permitted by applicable law, rule or regulation, or a subcommittee of members of the Board, to grant individual Awards from such pool pursuant to such conditions or limitations as the Board or the Committee may establish. The Board or Committee may also delegate to the Chief Executive Officer and to other employees of the Company its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Committee may establish. The Board or Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.
     The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions applicable to an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such an Award was granted or (ii) consented to by such Participant. Notwithstanding anything herein to the contrary, without the approval of the Company’s stockholders, Stock Options issued under the Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted Stock Option, except as expressly provided by the adjustment provisions of Section 4.
     Any determination made by the Committee or pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3. Eligibility.
     All directors and all employees of the Company and its subsidiaries and affiliates are eligible to be granted Awards under the Plan.
SECTION 4. Common Stock Subject to Plan.
     The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 2,400,000 shares, all of which may be available for use in connection with Incentive Stock Options. No more than 1,600,000 shares of Common Stock shall be available under this Plan for Stock Awards. Additionally, the number of shares of Common Stock that are the subject of Awards under this Plan, that are cancelled, forfeited, terminated or expire unexercised, shall again immediately become available for Awards hereunder. The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise or settlement of an Award; provided, however, that the number of shares reserved for issuance shall be reduced by the total number of Options or SARs exercised. The number of shares reserved for issuance under the Plan shall not be increased by (i) any shares tendered or Awards surrendered in connection with the purchase of shares upon the exercise of an Option or (ii) any shares deducted from an Award payment in connection with the Company’s tax withholding obligations.
     Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies.
     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, split-up, distribution to holders of Common Stock of securities or property (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends), or other change in corporate structure affecting the Common Stock occurring after adoption of the Plan by the Board, the Board shall make substitutions or adjustments in the aggregate number and kind of shares reserved and available for issuance under the Plan, in the number, kind and Grant Price or other price of shares subject to outstanding Awards and in the per person Award limits set forth in Section 5, in each case as determined to be appropriate by the Board in its discretion; provided, however, that any such substitutions or adjustments shall be, to the extent deemed appropriate by the Board, consistent with the treatment of shares of Common Stock not subject to the Plan, and that the number of shares subject to any Award shall always be a whole number.

SECTION 5. Awards.
          The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination, or in tandem with other Awards. To the extent prescribed by the Committee, each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.
(a) Stock Options.
     (i) A Stock Option represents the right to purchase a share of Stock at a predetermined Grant Price. Stock Options granted under this Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement. The terms of each Stock Option shall be set forth in the Award agreement. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the purchase price). As determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the optionee valued at the Fair Market Value on the date the Stock Option is exercised; provided, however, that to the extent required by the Committee such Common Stock shall not have been acquired within the preceding six months upon the exercise of a Stock Option Award granted under the Plan or any other plan maintained at any time by the Company or any subsidiary.
     (ii) Incentive Stock Options will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, Incentive Stock Options must have an exercise price not less than the Fair Market Value of a share of Common Stock on the Grant Date, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the Grant Date; but may be subsequently modified to disqualify them from treatment as Incentive Stock Options. In the case of an Incentive Stock Option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the Fair Market Value of a share of Common Stock on the Grant Date and the Incentive Stock Option must expire no later than the fifth anniversary of the date of its grant. The aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000 (or such other limit as may be required by the Code).
     (iii) Nonqualified Stock Options will provide for the right to purchase Common Stock at a specified price which shall be no less than Fair Market Value on the Grant Date and usually will become exercisable (in the discretion of the Committee) in one or more installments after the Grant Date. The term of a Nonqualified Stock Option will not exceed ten years from the Grant Date.
     (b) Stock Awards. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee; provided that the Restricted Period for any Stock Award which is not a Performance Award shall lapse no sooner than ratably over a period of three years from the Grant Date, provided further that (i) the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, layoff, retirement, or change in control, and (ii) such three-year minimum vesting period shall not apply to a Stock Award that is granted in lieu of salary or bonus. Shares of Restricted Stock are shares of Common Stock that are awarded to a participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement (including, without limitation, a specified period of employment or the satisfaction of pre-established Performance Goals). Stock Awards granted to executive officers may only be in the form of Performance Awards. Except as provided in this subsection (b) and in the applicable Award agreement, a participant who has received an Award of Restricted Stock shall have all the rights of a holder of Common Stock, including the rights to receive dividends or dividend equivalents and to vote during the Restricted Period. Dividends with respect to Restricted Stock that are payable in Common Stock shall be paid in the form of Restricted Stock.
     (c) Stock Appreciation Rights. An Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SARs awarded pursuant to this Plan, including the Grant Price, the term of any SARs, and the date or dates upon which they become exercisable, shall be determined by the Committee.
     (d) Cash Awards. An Award may be in the form of a Cash Award. The terms, conditions, and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.
     (e) Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted pursuant to this Plan shall be determined by the Committee; provided that any Stock Award granted as a Performance Award shall have a minimum Restricted Period of one year from the Grant Date, provided further that the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, layoff, retirement, or change in control. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Plan participant and/or the portion of an Award that may be exercised.
     (i) Nonqualified Performance Awards. Performance Awards that are not intended to qualify as qualified performance-based compensation under Section 162(m), or that are Stock Options or SARs, of the Code shall be based on achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee or its delegate shall determine.
     (ii) Qualified Performance Awards. Performance Awards under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested, or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units or divisions of the Company or the applicable sector, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: Increased revenue; Net income measures (including but not limited to income after capital costs and income before or after taxes); Stock price measures (including but not limited to growth measures and total shareholder return); Market share; Earnings per share (actual or targeted growth); Earnings before interest, taxes, depreciation, and amortization (“EBITDA”); Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency); Expense measures (including but not limited to finding and development costs, overhead cost and general and administrative expense); Margins; Shareholder value; Total shareholder return; Reserve levels; Reserve additions; Proceeds from dispositions; Reserve replacement ratio; Total market value; and Corporate values measures (including ethics compliance, environmental, and safety).
     Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those participants whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals for Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

     (f) Employee Award Limits.
     (i) No Plan participant who is an employee may be granted, during any calendar year, Awards covering or relating to more than 300,000 shares of Common Stock.
     (ii) No Plan participant who is an employee may be granted Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any calendar year having a value determined on the Grant Date in excess of $5,000,000.
     (g) Nonemployee Director Award Limits. No Plan participant who is a nonemployee director may be granted, during any calendar year, Awards covering or relating to more than 20,000 shares of Common Stock.
SECTION 6. Change in Control Provisions.
     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, unless the Committee otherwise determines at the time an Award is granted:
     (i) All Stock Options and SARs outstanding as of the date such Change in Control occurs shall become fully vested and exercisable.
     (ii) The restrictions and other conditions applicable to any Stock Award, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested.
     (b) Definition of Change in Control. A “Change in Control” means the happening of any of the following events:
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of paragraph (iii) of this Section 6(b) or (5) any acquisition by a Person that owns on the date this Plan is adopted by the Board of Directors more than 20% of the outstanding capital stock of the Company at such date; or

     (ii) Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such effective date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person owned 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (iv) Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.
     (c) Notwithstanding the foregoing, if any right granted pursuant to this Section 6 would make a Change in Control transaction ineligible for pooling of interests accounting under generally accepted accounting principles that but for this Section 6 would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this Section 6 with Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.
SECTION 7. Plan Amendment and Termination
     The Board may amend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval if such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, or if such amendment would: (i) decrease the Grant Price of any Stock Option to less than the minimum price set forth herein on the Grant Date; or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan.
     Except as set forth in any Award agreement, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.
SECTION 8. Transferability.
     No Award shall be transferable or assignable, or payable to or exercisable by, anyone other than the participant to whom it was granted, except (i) by law, will or the laws of descent and distribution, (ii) as a result of the disability of a participant or (iii) that the Committee may permit transfers of Awards by gift or otherwise to a member of a participant’s immediate family and/or trusts whose beneficiaries are members of the participant’s immediate family, or to such other persons or entities as may be approved by the Committee. Notwithstanding the foregoing, in no event shall Incentive Stock Options be transferable or assignable other than by will or by the laws of descent and distribution, except as may be expressly allowed by applicable laws or regulations.

SECTION 9. Award Agreements.
     Each Award under the Plan shall be evidenced by a written agreement that sets forth the terms, conditions, and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the recipient’s employment terminates. The Committee may amend an Award Agreement, provided that no such amendment may materially and adversely affect an Award without the Award recipient’s consent.
SECTION 10. Effective Date; Term.
     The Plan was initially adopted by the Board on February 12, 2008, subject to the approval by the holders of a majority of the shares of common stock then outstanding. The term of the Plan is ten years from the date the Plan is approved by the holders of a majority of the shares of Common Stock. No Awards shall be granted after the term of the Plan has expired. Any Awards granted during the term of the Plan may extend beyond the term of the Plan.
SECTION 11. General Provisions.
     (a) The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.
     All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     (b) It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
     (c) Nothing contained in this Plan shall prevent the Company, a subsidiary, or an affiliate from adopting other or additional compensation arrangements for its employees.
     (d) The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company, a subsidiary, or an affiliate to terminate the employment of any employee at any time.
     (e) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the

Company regarding the payment of, any Federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. Common Stock used to settle withholding obligations shall be valued at Fair Market Value on the date such withholding obligations are due. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.
     (f) On receipt of written notice of exercise, the Committee may elect to cash out all or a portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the Spread Value of such shares on the date such notice of exercise is received.
     (g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.
     (h) If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.
     (i) Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or Award will be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

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